Filed Pursuant to Rule 433
Registration No. 333-186815

Scorpio Tankers Inc. Announces Pricing of 29,012,000 Shares of Common Stock

MONACO--(Mar 13, 2013) - Scorpio Tankers Inc. (NYSE: STNG) (the “Company” or “Scorpio Tankers”) announced today that it has priced the offering of 29,012,000 shares of its common stock, par value $0.01 per share, at a price of $8.10 per share. The offering is expected to close on March 18, 2013. RS Platou Markets, Inc. is acting as sole manager in the offering. RS Platou Markets AS is acting as lead placement agent. DNB Markets, Inc. is acting as senior placement agent. Clarkson Capital Markets, Evercore Group LLC and Skandinaviska Enskilda Banken AB are acting as placement agents. RS Platou Markets AS and Skandinaviska Enskilda Banken AB (publ) are not U.S. registered broker-dealers and to the extent that the offering is made within the United States, their activities will be effected only to the extent permitted by Rule 15a-6 under the Securities Exchange Act. The net proceeds of the offering are expected to be used for vessel acquisitions, working capital and other general corporate purposes.

The Company’s common shares trade on the New York Stock Exchange under the symbol “STNG.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities, in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. This offering is being made only by means of a prospectus supplement and accompanying base prospectus. A prospectus supplement related to the offering will be filed with the U.S. Securities and Exchange Commission (the “SEC”) and will be available on the SEC’s website located at www.sec.gov. When available, copies of the prospectus supplement and the accompanying prospectus relating to this offering may be obtained from RS Platou Markets, Inc., 410 Park Avenue, 7th Floor, Suite 710, New York, NY 10022, Attention: Raquel Lucas (or by e-mail at office@platou.com).

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THE OFFERING. YOU MAY OBTAIN THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER OR ANY PLACEMENT AGENT FOR THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS AND THE PROSPECTUS SUPPLEMENT IF YOU REQUEST THEM OF RS PLATOU MARKETS, INC. BY CALLING 855-864-2265.